Exhibit 99.1

Methode Electronics, Inc. Reports Fiscal 2023 Fourth Quarter

and Full Year Financial Results

•
Record Electric and Hybrid Vehicle Application Salesin Fiscal Fourth Quarter
•
Strong Cash Flow in Fiscal Fourth Quarter
•
Over $250 Million in Program Awards in Fiscal Fourth Quarter
•
Nordic Lights Group Corporation Acquisition Nearing Completion
•
Investing in Fiscal 2024 to Transition Further into Lighting and Power Solutions

Chicago, IL – June 22, 2023 – Methode Electronics, Inc. (NYSE: MEI), a leading global supplier of custom-engineered solutions for user interface, LED lighting and power distribution applications, today announced financial results for the fourth quarter and full year of fiscal 2023 ended April 29, 2023.

Fiscal Fourth Quarter 2023 Highlights

•
Net sales were $301.2 million
•
Electric and hybrid vehicle applications were 23 percent of net sales, a record on a dollar basis
•
Net income was $8.1 million, or $0.22 per diluted share
•
Net cash provided by operating activities was $49.0 million
•
Company was awarded programs with expected annual sales of over $250 million
•
Company purchased 191,722 shares of its common stock for $8.5 million

Management Comments

President and Chief Executive Officer Donald W. Duda said, “Methode had strong sales in the quarter led by our lighting and power distribution solutions, and our EV application sales set another record. Material cost inflation continues to significantly challenge our margins, but we were still able to deliver strong free cash flow. The main highlight of the quarter was new awards of over $250 million, with over 80% being in EV applications. We have now won $600 million in EV awards over the past three years."

Mr. Duda added, "As our business continues to transition away from user interface towards more lighting and power solutions, our fiscal 2024 will see significant investment to support over 20 new program launches. This transition investment combined with the impact of legacy program rolls offs will cause us to see lower earnings in fiscal 2024. However, the strong award pipeline along with an expected rebound in the commercial vehicle, data center and e-bike markets will position us to deliver significant organic sales and earnings growth in fiscal 2025 over fiscal 2024.”

Consolidated Fiscal Fourth Quarter 2023 Financial Results

Methode's net sales were $301.2 million, up 4.3% compared to $288.7 million in the same quarter of fiscal 2022. The fiscal 2023 fourth quarter’s net sales included an unfavorable foreign currency impact of $7.7 million. Favorably impacting net sales was $2.5 million of material spot buy and premium freight cost recovery, which compared to $7.0 million in the prior year quarter. Excluding the foreign currency and cost recovery impacts, net sales were up 8.8% compared to the same quarter of fiscal 2022. The increase was mainly the result of higher sales in the Industrial segment driven by lighting solutions for commercial vehicles and power distribution solutions for electric vehicles.

Income from operations was $8.5 million or 2.8% of net sales, compared to $14.6 million or 5.1% of net sales in the same quarter of fiscal 2022. The decrease was primarily due to acquisition costs from the Nordic Lights transaction. The fiscal 2023 fourth quarter’s income from operations included an unfavorable foreign currency impact of $1.6 million. Adjusted income from operations, a non-GAAP financial measure, was $15.8 million, up from $14.6 million in the same quarter of fiscal 2022. The fiscal 2023 fourth quarter adjusted income from operations excluded expenses of $6.8 million for acquisition-related costs and $0.5 million related to the reorganization of a foreign subsidiary.

Other income, net was $0.7 million, compared to $3.2 million in the same quarter of fiscal 2022. Net foreign exchange remeasurement loss was $4.0 million, compared to $0.2 million in the same quarter of fiscal 2022. The net foreign exchange remeasurement loss included $2.1 million related to the reorganization of a foreign subsidiary. International government assistance was $5.1 million, compared to $2.9 million in the same quarter of fiscal 2022. The government assistance was primarily related to grants for maintaining certain employment levels as well as COVID-19 assistance in the prior year.

Income tax was a benefit of $0.3 million, compared to an expense of $1.0 million in the same quarter of fiscal 2022. The fourth quarter of fiscal 2023 had a net discrete tax event benefit of $9.6 million related to the reorganization of a foreign subsidiary.

Net income was $8.1 million or $0.22 per diluted share, compared to $16.2 million or $0.43 per diluted share in the same quarter of fiscal 2022. The fiscal 2023 fourth quarter’s net income included an unfavorable foreign currency impact of $1.5 million, or $0.04 per diluted share. Adjusted net income, a non-GAAP financial measure, was $7.7 million, or $0.21 per diluted share, compared to $16.2 million, or $0.43 per diluted share, in the same quarter of fiscal 2022. The fiscal 2023 fourth quarter adjusted net income excluded an expense of $6.6 million, or $0.18 per diluted share, for acquisition-related costs and a net benefit of $7.0 million, or $0.19 per diluted share, for a discrete tax event related to the reorganization of a foreign subsidiary.

EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization of Intangibles), a non-GAAP financial measure, was $21.9 million, compared to $30.8 million in the same quarter of fiscal 2022. Adjusted EBITDA, a non-GAAP financial measure, was $31.3 million, compared to $30.8 million in the same quarter of fiscal 2022. Adjusted EBITDA excluded expenses of $6.8 million for acquisition-related costs and $2.6 million related to the reorganization of a foreign subsidiary.

Debt was $306.8 million at the end of the quarter, compared to $210.5 million at the end of fiscal 2022. Net debt, a non-GAAP financial measure defined as debt less cash and cash equivalents, was $149.8 million, compared to $38.5 million at the end of fiscal 2022. The increase in debt and net debt was mainly due to the Nordic Lights acquisition.

Net cash provided by operating activities was $49.0 million for the quarter, compared to $42.0 million for the same quarter of fiscal 2022. Free cash flow, a non-GAAP financial measure defined as net cash provided by operating activities less purchases of property, plant, and equipment, was $37.8 million, compared to $33.6 million in the same quarter of fiscal 2022. The increase was mainly due to working capital improvements.

As previously announced on June 16, 2022, the board of directors authorized the purchase of an additional $100 million of the company’s outstanding common stock to the authorization from March 2021, bringing the total program authorization to $200 million. The company purchased and retired 191,722 shares of stock for $8.5 million in the quarter. As of April 29, 2023, a total of 2,790,375 shares have been purchased at a total cost of $119.3 million since the commencement of the share buyback program.

Segment Fiscal Fourth Quarter 2023 Financial Results

Comparing the Automotive segment's quarter to the same quarter of fiscal 2022,

•
Net sales were $186.2 million, down $8.1 million or 4.2% from $194.3 million. The segment net sales were unfavorably impacted by $5.1 million of foreign currency translation. Favorably impacting net sales was $2.0 million of material spot buy and premium freight cost recovery, which compared to $7.0 million in the prior year quarter. Net of the foreign currency translation and cost recovery impacts, net sales increased by $2.0 million or 1.1% due to higher volume in EMEA and Asia, partially offset by lower volume in North America. The North America decline was mainly due to the roll-off of a major program.
•
Income from operations was $10.2 million, down $7.0 million or 40.7% from $17.2 million due to inflationary pressures on material and other manufacturing costs. Foreign currency translation was an unfavorable $0.6 million. Net of the foreign currency translation, income from operations decreased $6.4 million. Income from operations was 5.5% of net sales, down from 8.9%.

Comparing the Industrial segment's quarter to the same quarter of fiscal 2022,

•
Net sales were $98.0 million, up $19.1 million or 24.2% from $78.9 million. The segment net sales were unfavorably impacted by $2.6 million of foreign currency translation. Net of foreign currency translation, net sales increased by $21.7 million or 27.5% driven by lighting for commercial vehicles and power distribution for electric vehicles.
•
Income from operations was $23.4 million, up $13.0 million or 125.0% from $10.4 million primarily due to higher sales volume and improved manufacturing efficiencies in China related to COVID-19 lockdowns in the prior year, partially offset by higher selling and administrative expense and unfavorable foreign currency translation of $0.8 million. Net of the foreign currency translation, income from operations increased $13.8 million. Income from operations was 23.9% of net sales, up from 13.2%.

Comparing the Interface segment's quarter to the same quarter of fiscal 2022,

•
Net sales were $15.8 million, up $1.9 million from $13.9 million. The increase was mainly due to higher demand for digital data products.
•
Income from operations was $1.3 million, down $1.0 million from $2.3 million mainly due to the higher material costs. Income from operations was 8.2% of net sales, down from 16.5%.

Comparing the Medical segment's quarter to the same quarter of fiscal 2022,

•
Net sales were $1.2 million, down $0.4 million from $1.6 million due to lower demand.
•
Loss from operations was $1.4 million, compared to a loss of $0.9 million.

Fiscal 2023

Methode's net sales were a record $1,179.6 million, which included an unfavorable foreign currency impact of $57.3 million, compared to $1,163.6 million in fiscal 2022. Net sales included $20.9 million of spot buy and premium freight cost recovery, compared to $22.1 million in fiscal 2022. Excluding the foreign currency and cost recovery impacts, net sales were up 6.5% compared to fiscal 2022, primarily due to higher sales in the Industrial segment.

Net income was $77.1 million, or $2.10 per diluted share, compared to $102.2 million, or $2.70 per diluted share, in fiscal 2022. The decrease was mainly due to higher selling and administrative expense, primarily due to acquisition costs, and inflationary pressures on material and other manufacturing costs, which were partially offset by lower tax expense and higher sales volumes. Adjusted net income, a non-GAAP financial measure, was $76.7 million, or $2.09 per diluted share, compared to $102.2 million, or $2.70 per diluted share, in fiscal 2022. The fiscal 2023 adjusted net income excluded an expense of $6.6 million, or $0.18 per diluted share, for acquisition-related costs and a net benefit of $7.0 million, or $0.19 per diluted share, for a discrete tax event related to the reorganization of a foreign subsidiary.

EBITDA, a non-GAAP financial measure, was $142.3 million, compared to $174.6 million in fiscal 2022. Adjusted EBITDA, a non-GAAP financial measure, was $151.7 million, compared to $174.6 million in fiscal 2022. The fiscal 2023 adjusted EBITDA excluded expenses of $6.8 million for acquisition-related costs and $2.6 million related to the reorganization of a foreign subsidiary.

Net cash provided by operating activities was $132.8 million for fiscal 2023, compared to $98.8 million in the prior year. Free cash flow, a non-GAAP financial measure, was $90.8 million, compared to $60.8 million in fiscal 2022. The increase was mainly due to lower working capital requirements, especially inventory, which was partially offset by higher purchases of property, plant and equipment.

Nordic Lights Group Corporation Acquisition Update

On February 28, 2023, Methode announced an offer to acquire Nordic Lights Group Corporation, a premium provider of high-quality lighting solutions for heavy-duty equipment that focuses on the mining, construction, forestry, agriculture and material handling end markets. They manufacture lights for three main applications: work lights, driving lights and signal lights.

As of May 11, 2023, a total of 99.4 percent of the share capital of Nordic Lights has been acquired by Methode for a consideration for such shares of EUR 131.0 million. The company intends to acquire the remaining outstanding shares by way of compulsory redemption proceedings under Finnish law and apply for its delisting from Nasdaq First North Growth Market Finland, which is expected to be in the second quarter of fiscal 2024.

Nordic Lights is highly complementary to Methode’s existing LED lighting and industrial radio remote control businesses and advances its focus on engineered solutions for OEMs, on industrial and non-auto transportation markets, and on customer and geographic diversity. The results from this business will be included in the Industrial segment. Once the redemption proceedings are completed, the company expects to provide additional details.

Fiscal 2024 and 2025 Full Year Guidance

For fiscal 2024, the company expects net sales to be in the range of $1,150 to $1,200 million and diluted earnings per share to be in a range of $1.55 to $1.75. The lower earnings expectations are largely due to additional costs to support new program launches and the impact from program roll offs as well as market headwinds in the higher margin Industrial segment. Both ranges include the expected positive financial impact from the recent Nordic Lights Group Corporation acquisition.

For fiscal 2025, the company expects net sales to be in the range of $1,250 to $1,350 million and income from operations as a percentage of net sales to be in a range of 11% to 12%. The midpoint of the net sales guidance for fiscal 2025 represents approximately 11% organic sales growth from the midpoint of the fiscal 2024 net sales guidance.

The fiscal 2024 and 2025 guidance is unchanged from the preliminary guidance provided on June 12, 2023. The guidance does not include any new acquisition costs and is subject to change due to a variety of factors including supply chain disruptions, inflation, global economic instability, successful cost recovery actions, the successful launch of multiple new programs, the ultimate take rates on new EV programs, restructuring efforts, and potential impairments or divestitures.

Conference Call

The company will conduct a conference call and webcast to review financial and operational highlights led by its President and Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, Ronald L. G. Tsoumas, today at 10:00 a.m. CDT.

To participate in the conference call, please dial 888-506-0062 (domestic) or 973-528-0011 (international) at least five minutes prior to the start of the event. A simultaneous webcast can be accessed through the company’s website, www.methode.com, on the Investors page.

A replay of the teleconference will be available shortly after the call through July 6, 2023, by dialing 877-481-4010 and providing passcode 48454. A webcast replay will also be available through the company’s website, www.methode.com, on the Investors page.

About Methode Electronics, Inc.

Methode Electronics, Inc. (NYSE: MEI) is a leading global supplier of custom-engineered solutions with sales, engineering and manufacturing locations in North America, Europe, Middle East and Asia. We design, engineer, and produce mechatronic products for OEMs utilizing our broad range of technologies for user interface, LED lighting system, power distribution and sensor applications.

Our solutions are found in the end markets of transportation (including automotive, commercial vehicle, e-bike, aerospace, bus, and rail), cloud computing infrastructure, construction equipment, consumer appliance, and medical devices. Our business is managed on a segment basis, with those segments being Automotive, Industrial, Interface and Medical.

Non-GAAP Financial Measures

To supplement the company's financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Methode uses Adjusted Net Income, Adjusted Earnings Per Share, Adjusted Income from Operations, Adjusted Selling and Administrative Expenses, Adjusted Selling and Administrative Expenses as a Percentage of Sales, EBITDA, Adjusted EBITDA, Net Debt and Free Cash Flow as non-GAAP measures. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found at the end of this release. Methode's definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. The company believes that these non-GAAP measures are useful because they (i) provide both management and investors meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results, (ii) permit investors to view Methode's performance using the same tools that management uses to evaluate its past performance, reportable business segments and prospects for future performance (iii) are commonly used by other companies in our industry and provide a comparison for investors to the company’s performance versus its competitors and (iv) otherwise provide supplemental information that may be useful to investors in evaluating Methode.

Forward-Looking Statements

This news release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements are subject to the safe harbor protection provided under the securities laws. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Methode's expectations on a quarterly basis or otherwise. The forward-looking statements in this news release involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in Methode's filings with the Securities and Exchange Commission, such as our annual and quarterly reports. Such factors may include, without limitation, the following: 1) Dependence on our supply chain, including semiconductor suppliers; 2) Impact from pandemics, such as the COVID-19 pandemic; 3) Dependence on the automotive and commercial vehicle industries; 4) Impact from inflation; 5) Dependence on a small number of large customers, including one large automotive customer; 6) Dependence on the availability and price of materials; 7) Risks related to conducting global operations; 8) Ability to withstand pricing pressures, including price reductions; 9) Currency fluctuations; 10) Timing and magnitude of costs associated with restructuring activities; 11) Failure to attract and retain qualified personnel; 12) Recognition of goodwill and other intangible asset impairment charges; 13) Timing, quality and cost of new program launches; 14) International trade disputes resulting in tariffs and our ability to mitigate tariffs; 15) Adjustments to compensation expense for performance-based awards; 16) Investment in programs prior to the recognition of revenue; 17) Ability to compete effectively; 18) Impact from production delays or cancelled orders; 19) Ability to withstand business interruptions; 20) Ability to keep pace with rapid technological changes; 21) Breaches to our information technology systems; 22) Ability to avoid design or manufacturing defects; 23) Ability to manage our debt levels and any restrictions thereunder; 24) Income tax rate fluctuations; 25) Ability to protect our intellectual property; 26) Ability to successfully benefit from acquisitions and divestitures; 27) Impact from climate change and related regulations; 28) Judgments related to accounting for tax positions; and 29) Costs associated with environmental, health and safety regulations.

For Methode Electronics, Inc.

Robert K. Cherry

Vice President, Investor Relations

rcherry@methode.com

+1-708-457-4030

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(in millions, except per-share data)

	Three Months Ended		Fiscal Year Ended
	April 29, 2023	April 30, 2022	April 29, 2023	April 30, 2022
Net sales	$301.2	$288.7	$1,179.6	$1,163.6

Cost of products sold	237.9	233.8	915.5	898.7

Gross profit	63.3	54.9	264.1	264.9

Selling and administrative expenses	50.1	35.6	154.9	134.1
Amortization of intangibles	4.7	4.7	18.8	19.1

Income from operations	8.5	14.6	90.4	111.7

Interest expense, net	1.4	0.6	2.7	3.5
Other income, net	(0.7)	(3.2)	(2.4)	(10.3)

Pre-tax income	7.8	17.2	90.1	118.5

Income tax (benefit) expense	(0.3)	1.0	13.0	16.3

Net income	8.1	16.2	77.1	102.2
Net income attributable to redeemable noncontrolling interest	—	—	—	—

Net income	$8.1	$16.2	$77.1	$102.2

Basic and diluted income per share attributable to Methode:
Basic	$0.23	$0.44	$2.14	$2.74
Diluted	$0.22	$0.43	$2.10	$2.70

Cash dividends per share	$0.14	$0.14	$0.56	$0.56

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in millions, except share and per-share data)

	April 29, 2023	April 30, 2022
ASSETS
Current assets:
Cash and cash equivalents	$157.0	$172.0
Accounts receivable, net	314.3	273.3
Inventories	159.7	158.5
Income tax receivable	12.9	8.3
Prepaid expenses and other current assets	20.5	16.9
Total current assets	664.4	629.0
Long-term assets:
Property, plant and equipment, net	220.3	197.0
Goodwill	301.9	233.0
Other intangible assets, net	256.7	207.7
Operating lease right-of-use assets, net	28.4	20.0
Deferred tax assets	33.6	36.8
Pre-production costs	36.1	27.2
Other long-term assets	37.7	38.4
Total long-term assets	914.7	760.1
Total assets	$1,579.1	$1,389.1

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$138.7	$108.5
Accrued employee liabilities	36.7	30.0
Other accrued liabilities	34.5	24.5
Short-term operating lease liabilities	6.8	6.0
Short-term debt	3.2	13.0
Income tax payable	8.1	6.6
Total current liabilities	228.0	188.6
Long-term liabilities:
Long-term debt	303.6	197.5
Long-term operating lease liabilities	21.8	14.8
Long-term income tax payable	16.7	22.1
Other long-term liabilities	14.3	14.0
Deferred tax liabilities	41.8	38.3
Total long-term liabilities	398.2	286.7
Total liabilities	626.2	475.3
Redeemable noncontrolling interest	11.1	—
Shareholders' equity:
Common stock, $0.50 par value, 100,000,000 shares authorized, 37,167,375 shares and 38,276,968 shares issued as of April 29, 2023 and April 30, 2022, respectively	18.6	19.2
Additional paid-in capital	181.0	169.0
Accumulated other comprehensive loss	(19.0)	(26.8)
Treasury stock, 1,346,624 shares as of April 29, 2023 and April 30, 2022	(11.5)	(11.5)
Retained earnings	772.7	763.9
Total shareholders' equity	941.8	913.8
Total liabilities, redeemable noncontrolling interest and shareholders' equity	$1,579.1	$1,389.1

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(in millions)

	Fiscal Year Ended
	April 29, 2023	April 30, 2022
Operating activities:
Net income	$77.1	$102.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	49.5	52.6
Stock-based compensation expense	11.5	11.8
Change in cash surrender value of life insurance	0.3	0.1
Amortization of debt issuance costs	0.7	0.7
Loss (gain) on sale of property, plant and equipment	0.6	(0.3)
Impairment of long-lived assets	0.7	3.1
Change in deferred income taxes	(4.6)	(2.1)
Other	0.5	0.5
Changes in operating assets and liabilities:
Accounts receivable	(21.0)	(2.0)
Inventories	8.9	(39.3)
Prepaid expenses and other assets	(25.4)	1.5
Accounts payable	19.8	(8.7)
Other liabilities	14.2	(21.3)
Net cash provided by operating activities	132.8	98.8

Investing activities:
Purchases of property, plant and equipment	(42.0)	(38.0)
Acquisition of business, net of cash acquired	(114.6)	—
Sale of property, plant and equipment	3.5	0.6
Net cash used in investing activities	(153.1)	(37.4)

Financing activities:
Taxes paid related to net share settlement of equity awards	(0.5)	(0.3)
Repayments of finance leases	(0.4)	(0.7)
Proceeds from exercise of stock options	1.5	0.5
Purchases of common stock	(48.1)	(64.5)
Cash dividends	(19.8)	(20.4)
Debt issuance costs	(3.2)	—
Proceeds from borrowings	344.7	—
Repayments of borrowings	(271.0)	(29.2)
Net cash used in financing activities	3.2	(114.6)
Effect of foreign currency exchange rate changes on cash and cash equivalents	2.1	(8.0)
Decrease in cash and cash equivalents	(15.0)	(61.2)
Cash and cash equivalents at beginning of the period	172.0	233.2
Cash and cash equivalents at end of the period	$157.0	$172.0

Supplemental cash flow information:
Cash paid during the period for:
Interest	$5.6	$3.6
Income taxes, net of refunds	$25.6	$32.3

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES (Unaudited)

(in millions)

	Three Months Ended		Fiscal Year Ended
	April 29, 2023	April 30, 2022	April 29, 2023	April 30, 2022
EBITDA:
Net income	$8.1	$16.2	$77.1	$102.2
Income tax (benefit) expense	(0.3)	1.0	13.0	16.3
Interest expense, net	1.4	0.6	2.7	3.5
Amortization of intangibles	4.7	4.7	18.8	19.1
Depreciation	8.0	8.3	30.7	33.5
EBITDA	21.9	30.8	142.3	174.6
Acquisition costs	6.8	—	6.8	—
Costs related to the reorganization of a foreign subsidiary	2.6	—	2.6	—
Adjusted EBITDA	$31.3	$30.8	$151.7	$174.6

	Three Months Ended		Fiscal Year Ended
	April 29, 2023	April 30, 2022	April 29, 2023	April 30, 2022
Free Cash Flow:
Net cash provided by operating activities	$49.0	$42.0	$132.8	$98.8
Purchases of property, plant and equipment	(11.2)	(8.4)	(42.0)	(38.0)
Free cash flow	$37.8	$33.6	$90.8	$60.8

	April 29, 2023	April 30, 2022
Net Debt:
Short-term debt	$3.2	$13.0
Long-term debt	303.6	197.5
Total debt	306.8	210.5
Less: cash and cash equivalents	(157.0)	(172.0)
Net debt	$149.8	$38.5

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES (Unaudited)

(in millions, except per share data)

Reconciliation of Non-GAAP Financial Measures for the Three Months Ended April 29, 2023

	U.S. GAAP (as reported)	Acquisition costs	Taxes and costs related to the reorganization of a foreign subsidiary	Non-U.S. GAAP
Selling and administrative expenses	$50.1	$(6.8)	$(0.5)	$42.8
Selling and administrative expenses (% of net sales)	16.6%	(2.3)%	(0.2)%	14.2%
Income from operations	$8.5	$6.8	$0.5	$15.8
Net income	$8.1	$6.6	$(7.0)	$7.7
Diluted earnings per share	$0.22	$0.18	$(0.19)	$0.21

Reconciliation of Non-GAAP Financial Measures for the Fiscal Year Ended April 29, 2023

	U.S. GAAP (as reported)	Acquisition costs	Taxes and costs related to the reorganization of a foreign subsidiary	Non-U.S. GAAP
Selling and administrative expenses	$154.9	$(6.8)	$(0.5)	$147.6
Selling and administrative expenses (% of net sales)	13.1%	(0.6)%	—%	12.5%
Income from operations	$90.4	$6.8	$0.5	$97.7
Net income	$77.1	$6.6	$(7.0)	$76.7
Diluted earnings per share	$2.10	$0.18	$(0.19)	$2.09

Reconciliation of Non-GAAP Financial Measures for the Three Months Ended April 30, 2022

	U.S. GAAP (as reported)	Acquisition costs	Taxes and costs related to the reorganization of a foreign subsidiary	Non-U.S. GAAP
Selling and administrative expenses	$35.6	$—	$—	$35.6
Selling and administrative expenses (% of net sales)	12.3%	n/a	n/a	12.3%
Income from operations	$14.6	$—	$—	$14.6
Net income	$16.2	$—	$—	$16.2
Diluted earnings per share	$0.43	$—	$—	$0.43

Reconciliation of Non-GAAP Financial Measures for the Fiscal Year Ended April 30, 2022

	U.S. GAAP (as reported)	Acquisition costs	Taxes and costs related to the reorganization of a foreign subsidiary	Non-U.S. GAAP
Selling and administrative expenses	$134.1	$—	$—	$134.1
Selling and administrative expenses (% of net sales)	11.5%	n/a	n/a	11.4%
Income from operations	$111.7	$—	$—	$111.7
Net income	$102.2	$—	$—	$102.2
Diluted earnings per share	$2.70	$—	$—	$2.70